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                                      A602

                                                              EXHIBIT (a)(5)(CC)

[SEAL]

PROJECT NOVA
GOLDMAN SACHS VALUE ADDED

TALKING POINTS

ADVISING THE FAMILY
- Issue: Should GS be advising the Family or the Company?
- GS Advice: The Family needs its own advisor. At some point, the Family's interests and the public's Interests (i.e., the Company) will diverge.
- Result: GS can approach all issues from the vantage point of protecting the Family's interests.
  - Other advisors (AEW and MSDW) have sought concessions from the Family at various points in time.
  - GS (with Wachtell) has been able to counter these positions to protect the Family's substantial and ongoing economic interest in NOVA.

OVERALL APPROACH
- Issue: Family and Company too generous in separation and trusting of Fund's intentions; too eager to placate.
- GS Advice: View transaction as a separation/divorce, not an asset sale; treat separation as negotiated transaction; presume that Fund is gaming every step of the way; take positions to protect Family's interests, remain firm on positions taken and become confrontational if necessary.
- Results:
  - Family's preferred structure (negotiated separation) ultimately implemented.
  - Public shareholder vote avoided.
  - Fund ultimately agreed to allocate liabilities in way which avoids FFO dilution.
  - Company can announce binding, non-contingent deal.
  - Substantial improvement in Family's governance rights.
  - Transaction is FFO-neutral in 1999.

IPO OF DEVCO
- Issue: Divisive Saleco/Devco structure proposed by MSDW included IPO of Devco.
- GS Advice: Don't do IPO due to timing, completion and value risks.
- Result: IPO concept ultimately abandoned.

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                                      A603

PROJECT NOVA
GOLDMAN SACHS VALUE ADDED

TALKING POINTS

INCENTIVE FOR DEVCO SHAREHOLDERS
- Issue: In divisive Saleco/Devco structure, Bobby proposed offering cash put or entry price discount to incentivize shareholders to elect into Devco.
- GS Advice: Don't make the offer - risk playing hand too early.
- Result: Saleco/Devco structure abandoned before Family needed to make concession on incentives.

SEPARATION STRUCTURE
- Issue: Preferred structure (Family and Fund negotiate asset division; shareholders' absolute interest remains unchanged) rejected early on by MSDW/S&S and Independent Directors.
  - Family and Company believe revival of our structure is hopeless.
  - Miro says repeatedly that our structure "will not work" and "cannot be done".
- GS Advice (with Wachtell):
  - Point out that no structure satisfies all objectives.
  - Push our preferred structure as satisfying more goals than other structures.
  - Portray as simpler structure with less interloper risk.
  - Emphasize that public shareholders' interest is unaffected, so no shareholder vote is required.
- Result: Our preferred structure ultimately implemented.

SHAREHOLDER VOTE
- Issue: MSDW and Independent Directors have always insisted that a REIT shareholder vote is necessary; MSDW opined that vote would not increase interloper risk.
  - Bobby believes we have "no chance of avoiding a shareholder vote".
  - Miro and Larson: "We will lose the shareholder vote issue".
- GS Advice (w/Wachtell): Public shareholder vote not required and greatly increases interloper risk; Bobby should remain firm that Family will vigorously oppose any proposal which includes a shareholder vote.
- Results:
  - Bobby about to concede shareholder vote issue (6/24/98).
  - Parker suggests exchanging units for assets without shareholder vote.
  - MSDW and S&S become convinced that shareholder vote is not required.
  - Transaction goes forward on basis that no vote is required.

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                                      A604

PROJECT NOVA
GOLDMAN SACHS VALUE ADDED

TALKING POINTS

THE ALLEN REED CARD
- Issue: Can Bobby Influence Allen to push his team of advisors? Miro and Bobby don't believe it is worth trying; Lisa and Cordell are adamant that "there is no Allen Reed card".
- GS Advice: 7/13/98 -- GS begins suggesting Bobby call Allen.
- Results:
  - 7/20/98 - Bobby calls Allen, who commits to a non-contingent deal; Allen gets Ron Pastore and Joe Azrac on phone; they commit to 2-week completion.
  - 7/21/98 - Bobby tells GS he should have called Allen sooner.
  - 7/29/98 - Bobby inclined to cancel Board meeting date; Allen encourages him not to, and maintains commitment to pushing forward as quickly as possible.
  - 8/3/98 - Company and Fund reach agreement on state of exchange properties and begin intense negotiation of Separation Agreement.
  - 8/17/98 - Board approval and signing of Separation Agreement.
  - 8/18/98 - Transaction announced.

PREFERRED STOCK
- Issue: NOVA is keeping 100% of the preferred stock; GS pointed out early on that this will be dilutive to FFO and should be considered "expensive debt" for which NOVA should be compensated.
- GS Advice: Debt allocation must force Fund to bear its pro rata share of the dilutive effect.
  - MSDW maintained that there was no basis for marking the preferred to a market debt rate.
- Results:
  - Fund ultimately accepted approach of marking the preferred to market as debt.
  - Resulted in shifting more unsecured debt to Fund and distributing the dilutive effect pro rata.
  - Net benefit of more than a penny of 1999E FFO/share.

DEBT TENDER
- Issue: Should Company launch unsecured debt tender before broader transaction is announced?
  - Bobby and Lisa strongly in favor of launching.
- GS Advice: Don't launch until deal announced; launching will focus spotlight on Company, potentially expose broader transaction and/or create duty to disclose.

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                                      A605

PROJECT NOVA
GOLDMAN SACHS VALUE ADDED

TALKING POINTS

- Result: Debt tender put off until transaction can be announced.

VALUE OF OPTIONS
- Issue: How should the existence of options affect the division of equity? How should the options be valued (i.e., what share price should be assumed at time of exercise)?
  - MSDW saw no basis for a share price assumption higher than the current market price ($14), and would not push for a higher price.
- GS Advice:
  - GS pointed out early on that Fund's primary ownership of 37.25% of Partnership does not reflect the dilutive effect of the options.
  - Division of equity must shift to Fund its pro rata share of the dilutive effect of the options.
  - A higher share price assumed for options valuation results in a greater dilutive effect, which means that Fund's equity share shrinks by a corresponding amount in the equity division analysis.
  - We should push for the highest share price possible for purposes of dividing equity.
- Results:
  - Fund accepted our method of treating the options value as "debt" retained by NOVA.
  - Resulted in shifting more unsecured debt to Fund and distributing the dilutive effect pro rata.
  - Share price of $16 assumed for options valuation.
  - Net benefit of almost 1/2 penny of 1999E FFO/share (versus MSDW's proposal of $14 per share).

JOINT VENTURES
- Issue: The parties agreed to adjust the cap rate for each JV asset to reflect the lack of debt capacity.
- GS Advice: Beyond individual asset cap rate adjustments, there must be a "look back" mechanism if one party ends up with a disproportionate number of JV assets. In such a case, the whole harm is greater than the sum of its parts due to cumulative, entity-wide restraints on debt capacity.
- Results:
  - NOVA wound up with 9 out of 10 JV assets.
  - This will force NOVA to refinance Beverly, which has high-cost debt and a high prepayment penalty.
  - Parties agreed to mark this debt to market at its prepayment value; NOVA to refinance Beverly with lower-cost debt.
  - Resulted in shifting more unsecured debt to Fund and distributing the dilutive effect pro rata.

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                                      A606

PROJECT NOVA
GOLDMAN SACHS VALUE ADDED

TALKING POINTS

  - Net benefit of over 1 penny of 1999E FFO/share.

FFO DILUTION
- Issue: The slate of exchange properties proposed by NOVA was FFO-neutral, whereas the slate counter-proposed by Fund was approximately 4 cents dilutive to 1999E FFO/share.
  - Company and MSDW willing to live with dilution due to confidence in market's favorable reaction to smaller, faster-growing company focused on development.
- GS Advice: We cannot do a dilutive deal.
  - Risk of appearance of "Greenmail".
  - The market will punish NOVA for doing a dilutive deal.
  - We must insist that Fund work with us to achieve break-even (at a minimum). If that means increasing the amount of unsecured debt allocated to Fund, so be it.
- Results:
  - GS painstakingly convinces Company and MSDW that we can't do a dilutive deal.
  - MSDW ultimately argues to Fund that dilution will be a consideration in fairness opinion.
  - We convince Allen Reed and Fund that we can't do a dilutive deal.
  - Fund ultimately works with us to make its proposed slate break-even (e.g., in ways described above).

GOVERNANCE
- Issue: Family currently has no ability to block transactions at either REIT or OP level.
- GS Advice (with Wachtell):
  - Take advantage of restructuring to implement governance package more favorable to Family.
  - Push envelope of "peer group" beyond regional mail REITs to broader group of UPREITs with significant insider or family ownership.
  - Because Family and public are essentially dividing up rights previously held by Fund, Family can improve its position without diminishing public's rights.
- Results: Significantly better governance rights for Family than previously existed.
  - 4 out of 9 REIT Board seats.
  - "Flow-through" voting rights - voting power of units at REIT level.
  - 2/3 majority vote required for merger at REIT level (Family to own 29%, CIPs to own 9%).
  - Blocking rights at OP level for extraordinary transactions; 50% LP consent required.

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                                      A607

PROJECT NOVA
GOLDMAN SACHS VALUE ADDED

TALKING POINTS

  - Certain specified properties cannot be sold/encumbered without unitholder consent.

REIT BOARD SEATS
- Issue: During fishing trip in Iceland, Parker told Miro he prefers giving Family 4 seats on an 11-member Board instead of a 9-member Board. Miro inclined to concede.
- GS Advice (with Wachtell): Stick with 9-member Board, or insist on number of seats which is one less than majority.
- Result: Family ends up with 4 out of 9 Board seats.

INTERLOPER RISK AVERSION
- Issue: How can we best protect against the risk of interlopers lobbing in offers which potentially derall the negotiated transaction?
  - MSDW sells Bobby out by telling Board that shareholder vote does not materially increase risk of interlopers.
- GS Advice (with Wachtell):
  - Shareholder vote must be avoided at all costs.
  - Deal must be fully binding and not contingent upon any due diligence.
  - Utilize two-step process in which due diligence takes place after deal signed and announced.
- Results:
  - Shareholder vote avoided (see discussion above).
  - Two-step process adopted.
  - Deal is, by its terms, fully binding and non-contingent.

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